Exhibit 23

Consent of Independent Registered Public Accounting Firm
The Board of Directors
J. C. Penney Company, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Registration Nos: 33-28390-99, 33-66070-99, 333-33343-99, 333-27329-99, 333-62066-99, 333-125356, 333-159349, 333-182202, 333-182825, 333-196151, 333-208059, 333-211539, 333-211540, 333-225288 and 333-225965) and on Form S-3 (Registration No. 333-211536-01) of J. C. Penney Company, Inc. of our reports dated March 19, 2019, with respect to the consolidated balance sheets of J. C. Penney Company, Inc. as of February 2, 2019 and February 3, 2018, the related consolidated statements of operations, comprehensive income/(loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended February 2, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of February 2, 2019, which reports appear in the February 2, 2019 annual report on Form 10‑K of J. C. Penney Company, Inc. .
Our report dated March 19, 2019, on the consolidated balance sheets of J. C. Penney Company, Inc. and subsidiaries as of February 2, 2019 and February 3, 2018, and the related consolidated statements of operations, comprehensive income/ (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended February 2, 2019, contains an explanatory paragraph that states that effective February 4, 2018 the Company adopted the Accounting Standard Codification Topic 606, Revenue from Contracts with Customers, which changed its method of accounting for its revenue from contracts with customers and that the Company elected to change its method of accounting for merchandise inventories for its Internet operations from the lower of standard cost (representing average vendor cost) or net realizable value to the lower of cost or market determined by the retail inventory method during the fiscal- year ended February 3, 2018.

/s/ KPMG LLP

Dallas, Texas
March 19, 2019